Exhibit 10.52

LOAN AGREEMENT

April 14, 2022 (the “Effective Date”)

Canopy Elevate I, LLC
35715 Hwy 40
Ste D102
Evergreen, Colorado USA
80439

The Lender (as defined below) agrees to make available to the Borrower (as defined below), the following loan, subject to the terms and conditions outlined below.

BORROWER	Canopy Elevate I, LLC (the “Borrower”).
LENDER	11065220 Canada Inc. (the “Lender”).
TYPE OF LOAN AND AMOUNT	A loan in the principal amount of $47,437,648.00 (the “Loan”).
CURRENCY	U.S. dollars.
OBLIGATIONS

For purposes of this Agreement, “Obligations” means, at any time, all direct and indirect, contingent and absolute obligations and liabilities of the Borrower to the Lender under or in connection with this Agreement at such time, specifically including the Loan, any and all Deferred Interest (as defined below), all accrued and unpaid interest on the Loan and Deferred Interest, as applicable, and all fees, expenses and other amounts payable pursuant to this Agreement.

INTEREST

Subject to the Borrower providing the Lender with a Deferred Interest Payment Election (as defined below), the Borrower agrees to pay interest to the Lender on the unpaid principal amount of the Loan from the date hereof at a rate per annum equal to the Applicable Rate (as defined below) until the full and final payment of the Obligations; provided that, to the extent of any Deferred Interest, interest shall accrue and be payable on the aggregate amount of all Deferred Interest at a rate per annum equal to the Deferred Rate (as defined below). All interest hereunder shall accrue daily, be calculated monthly and be payable annually in arrears on each Interest Payment Date (as defined below), the Deferred Interest Payment Date (if applicable), and on the date of any prepayment or repayment, including the Maturity Date.

Provided no Event of Default has occurred and is continuing, the Borrower may, on any date prior to October 14, 2024 (the “Deferred Interest Payment Date”), elect, by providing an election notice (a “Deferred Interest Payment Election”), with respect to the same in writing to the Lender no less than three (3) business days prior to the relevant Interest Payment Date or such later date as the Lender may determine in its sole discretion, to defer the payment of all or a portion of the interest payable for such period (all such deferred interest being referred to herein as “Deferred Interest”) until the earlier of (i) the

Deferred Interest Payment Date and (ii) the Maturity Date. It is hereby agreed that each Deferred Interest Payment Election shall be revocable, or may be modified, by the Borrower at any time up to and including the relevant Interest Payment Date. In the event that on any Interest Payment Date and no later than such Interest Payment Date, the Borrower elects or has elected to defer the payment of all or a portion of the interest payable on such date, (x) the payment of such Deferred Interest shall, unless otherwise provided in this Agreement, be deferred until the earlier of (i) the Deferred Interest Payment Date and (ii) the Maturity Date, and (y) interest on all such Deferred Interest shall accrue and be payable at a rate per annum equal to the Deferred Rate from and after each such Interest Payment Date. If, with respect to any Interest Payment Date, the Borrower does not make a Deferred Interest Payment Election or does not make such an election with the minimum advance notice described in this Section, then with respect to such Interest Payment Date, the Borrower shall be deemed to have elected to pay interest as cash interest.

Notwithstanding anything to the contrary contained herein, unless otherwise agreed to by the Lender in writing in its sole and absolute discretion, the Borrower shall not be permitted to elect to defer the payment of interest under this Agreement for a period exceeding thirty (30) months in the aggregate or for any period after the Deferred Interest Payment Date.

All interest hereunder shall be computed on the basis of a year of three hundred and sixty (360) days. For purposes of the Interest Act (Canada), where in this Agreement a rate of interest or fee is to be calculated on the basis of a year of three hundred and sixty (360) days or any other period of time less than a calendar year, the annual rate of interest to which the rate is equivalent is that rate multiplied by the number of days in the calendar year for which the calculation is made and divided by three hundred and sixty (360) days or such other period of time, as applicable.

If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by the Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: (i) first, by reducing the amount or rate of interest required to be paid to the Lender hereunder; and thereafter, (ii) by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
INTEREST PAYMENT DATE	The last business day of March each year (commencing with the last business day of March, 2023).
APPLICABLE RATE	Term SOFR plus 4.20% per annum, where:

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York or a successor administrator of the secured overnight financing rate.

“Term SOFR” means, for each one month period, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such interest period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, provided, that if Term SOFR determined as provided above shall ever be less than zero, then Term SOFR shall be deemed to be zero.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the per annum forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

DEFERRED RATE	Applicable Rate plus 0.75% per annum.
MATURITY DATE	The earlier of (i) demand by the Lender, and (ii) April 14, 2032.
REPAYMENT	Borrower hereby unconditionally promises to repay all of the Obligations, including all accrued and unpaid interest thereon, on the Maturity Date.

PREPAYMENT

Borrower may prepay the Obligations in whole or in part at any time or from time to time without premium or penalty by giving no less than three (3) business days’ notice to the Lender; provided that the Lender may, in its sole discretion, accept notice of less than three (3) business days and each prepayment shall be accompanied by payment of all accrued and unpaid interest on the amount prepaid to the date of prepayment.

SECURITY	The Obligations shall be unsecured.
EVENTS OF DEFAULT

Upon the occurrence of any one of the following events of default (collectively referred to as “Events of Default” and individually as an “Event of Default”), the entire unpaid balance of the Obligations together with all accrued and unpaid interest will immediately become due and payable without presentment, demand, protest or notice of any kind:

a) Nonpayment of the Obligations when demand is made therefore by the Lender pursuant to the terms of this Agreement.

(b) The failure by the Borrower in the performance or observance of any other covenant, term of condition under this Agreement and such default continues unremedied for seven (7) days after notice of such breach has been given by the Lender to the Borrower.

(c) If any representation, warranty or statement made hereunder or made in connection with the execution and delivery of this Agreement should be false or misleading at any time on and as of the date thereof.

(d) If the Borrower becomes insolvent, makes an assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under bankruptcy, insolvency or analogous law, is adjudged bankrupt, files a petition or proposal to take advantage of any act or insolvency, or files a petition or any proceeding under any applicable bankruptcy, insolvency, moratorium, or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such a petition.

NON-WAIVER

The Borrower hereby waives demand and presentment for payment, notice of non-payment, protest and notice of protest of this Agreement. No failure on the part of the Lender hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All payments under this Agreement shall be made without offset, counterclaim or deduction of any kind. Should there be a breach of or noncompliance with any term or condition hereof, the Lender may at its option exercise any rights or remedies it may have hereunder or which may be available to it and the failure of the Lender to exercise any such rights or remedies shall not be deemed to be a waiver of such term or condition and will not prevent the Lender from exercising such rights and remedies pursuant to that default or subsequent defaults at any later time.
WITHHOLDING TAXES

The Borrower shall make each payment under this Agreement free and clear of, and without deduction for or on account of, any present or future taxes imposed by any taxing authority within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or any other jurisdiction, or (in each case) any political subdivision or taxing authority of a jurisdiction.

If applicable law requires the Borrower to make any withholding, the Borrower shall (i) make the withholding, (ii) pay the full amount withheld directly to the appropriate taxing authority before penalties attach or interest accrues, (iii) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender that evidences the payment to that authority, and (iv) immediately pay to the Lender any additional amount that may be necessary to ensure that the net amount that the Lender actually receives is equivalent to the full amount that the Lender would have received if the Borrower had not made that withholding.

If any taxing authority directly assesses any taxes against the Lender in connection with any payment that the Lender receives under this Agreement, then the Lender may pay those taxes, in which case the Borrower shall promptly pay those additional taxes (including any penalties, interest, expenses, or any taxes on that additional amount) as is necessary so that, after the payment of those taxes, the net amount that the Lender receives is equal to the amount that the Lender would have received had that taxing authority not asserted those taxes.

If the Borrower fails to pay to the appropriate taxing authority any taxes when due or fails to remit to the Lender the required receipts or other evidence of payment, the Borrower shall indemnify the Lender for any taxes that the Lender may have to pay as a result of that failure.

JUDGMENT CURRENCY

If, for purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the business day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Lender is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the business day before the day on which the judgment is given and the date of receipt by the Lender of the amount due, the Borrower will, on the date of receipt by the Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Lender on such date is the amount in the Judgment

Currency which when converted at the rate of exchange prevailing on the date of receipt by the Lender is the amount then due under this Agreement in the Currency Due. If the amount of the Currency Due which the Lender is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Lender harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and shall give rise to a separate and independent cause of action. If the amount of the Currency Due so purchased is greater than the sum originally due to the Lender in such currency, the Lender shall return the amount of any excess to the Borrower.

SOURCE OF FUNDS

Unless waived in writing by the Lender, the Borrower shall not make any payment on or in respect of the Obligations using funds, directly or indirectly, received in connection with any Marijuana or Marijuana-related operations in the United States, unless and until a Triggering Event has occurred. For the purposes of this Agreement, “Marijuana” means "marihuana" as defined in 21 U.S.C 802 and “Triggering Event” means the date that the federal laws of the United States are amended to permit the general cultivation, distribution and possession of Marijuana or to remove the regulation of such activities from the federal laws of the United States.

In the event that the Borrower makes any payment on or in respect of the Obligations prior to a Triggering Event, the funds used to make such payments are required to be derived from a segregated bank account such that the Borrower can provide sufficient and appropriate evidence, determined at the sole discretion of the Lender, that none of the funds used to make such payment were received by the Borrower, directly or indirectly, in connection with any Marijuana or Marijuana-related operations in the United States.

EXPENSES

The Borrower shall pay all reasonable fees (including but not limited to all legal and documentation fees), out-of-pocket costs and expenses incurred by the Lender and the Lender’s solicitors in connection with the preparation of this Agreement and enforcement of the Lender’s rights under this Agreement.

FACSIMILE AND COUNTERPARTS

This Agreement may be executed in any number of counterparts and transmitted by facsimile or electronic transmission, each of which shall be an original but all of which together shall constitute one instrument.

NOTICE	Any notice to be given to the Borrower or the Lender under this Agreement, will be in writing and may be delivered personally or sent by prepaid mail or facsimile transmission as follows:
if to the Lender: 11065220 Canada Inc. 1 Hershey Drive,

Smiths Falls, Ontario K7A 0A8 Canada Donald Henderson, Director Email: contracts@canopygrowth.com if to the Borrower: Canopy Elevate I, LLC 35715 Hwy 40 Ste D102 Evergreen, Colorado USA 80439 Jeridean Young, Director Email: contracts@canopygrowth.com or such other address or facsimile number as the parties may notify each other from time to time under this provision. Any such notice, will be deemed to have been given when delivered. If at the time of giving of notice or between the time of giving of notice and the receipt thereof, there is any strike, work stoppage, slowdown or labour disturbance which affects the means by which such notice is given, then such notice will not be deemed to be received until actually received.

FURTHER ASSURANCES

The Lender shall open and maintain, in accordance with its usual practice, accounts evidencing the Borrower’s obligations to the Lender hereunder and the information entered in such accounts shall constitute conclusive evidence of the said obligations absent manifest error. The Lender may, but shall not be obliged to, request the Borrower to execute and deliver from time to time such promissory notes as may be required in order to evidence the Borrower’s obligations to the Lender under this agreement. To facilitate the foregoing, the Borrower shall, from time to time at the request of the Lender, deliver executed promissory notes to the Lender to be held for the purpose of completion in connection with any advance hereunder, and the Borrower irrevocably authorizes the Lender to record on each promissory note the amount of the applicable advance and the applicable interest rate and to record on the reverse side thereof any payments made on account of such advance evidenced by such promissory note.

GOVERNING LAW

This Agreement shall be governed by the laws of the Province of Ontario and of Canada applicable therein. The parties hereby irrevocably attorn to the jurisdiction of the courts of Ontario, which will have non-exclusive jurisdiction over any matter arising out of this Agreement.

LIMITATIONS ACT	The Borrower agrees that limitation periods established by the Limitations Act, 2002 (Ontario), other than the ultimate 15-year limitation period, do not apply to this Agreement or the Obligations.

ASSIGNMENT

The Lender may assign this Agreement and their rights and obligations hereunder upon notice in writing to the Borrower. The Borrower may not assign this Agreement or its rights and obligations hereunder without the prior written consent of the Lender.

Please acknowledge your agreement with the terms and conditions of the Obligations and of this Agreement by signing this Agreement.

[Signature page(s) follow(s)]

IN WITNESS WHEREOF the Lender has executed this Agreement to have effect as of the date first written above by its execution.

LENDER: 11065220 CANADA INC., by its authorized signatory:
Per:	/s/ Donald Henderson
	Name:	Donald Henderson
	Title:	Authorized Signatory

TO: The Lender

The Borrower hereby acknowledges its agreement with the terms and conditions of the Obligations and this Agreement and by signing in the space provided, hereby agrees to be bound by and to observe and perform all of the terms, conditions, covenants and obligations on its part to be observed and performed in connection with the Obligations and this Agreement.

IN WITNESS WHEREOF the Borrower has executed this Agreement to have effect as of the date first written above by its execution.

CANOPY ELEVATE I, LLC, by its authorized signatory:
Per:	/s/ Jeridean Young
	Name:	Jeridean Young
	Title:	Authorized Signatory

NOTICE OF DEFERRED INTEREST PAYMENT ELECTION

Date:	April 14, 2022
To:	11065220 Canada Inc. (the "Lender")

Ladies and Gentlemen:

1.
This Notice is delivered to you pursuant to that certain loan agreement dated as of April 14, 2022 between Canopy Elevate I, LLC, as Borrower, and the Lender (as amended, amended and restated, renewed, extended or supplemented, the "Loan Agreement"). Capitalized terms used and not expressly defined in this Notice shall have the respective meanings given to them in the Loan Agreement.
2.
The undersigned hereby gives you notice that, pursuant to the Loan Agreement, it is electing to defer all interest payable for the period commencing on April 14, 2022 until the Deferred Interest Payment Date.
3.
In accordance with the Loan Agreement, the undersigned hereby reserves its right to revoke this Notice.

Very truly yours, CANOPY ELEVATE I, LLC
By_/s/Jeridean Young_______ Name: Jeridean Young Title: Authorized Signatory